Exhibit 10.5.a

UMPQUA HOLDINGS CORPORATION
RESTRICTED STOCK UNIT AWARD AGREEMENT

Pursuant to the terms of the Notice of Restricted Stock Unit Award or Notice of Performance Share Award (the “Notice”) and this Restricted Stock Unit Award Agreement (together with the Notice, the "Agreement" or “Award Agreement"), Umpqua Holdings Corporation, including its Subsidiaries and any successor corporation (the “Company”), grants to the Participant named in the Notice (the “Participant”), in consideration for Participant’s services to the Company, a Restricted Stock Unit Award (the “Award”) pursuant to the Company’s 2013 Incentive Plan (the “Plan”) and subject to the restrictions and conditions contained herein and in the Notice and the Plan.

1.    RESTRICTED STOCK UNIT AWARD

1.1    Grant of Restricted Stock Unit Award. The Company hereby awards to the Participant and the Participant accepts the Award of the number of Restricted Stock Units with respect to shares of Common Stock of the Company specified in the Notice. Each Restricted Stock Unit represents the right to receive a share of Common Stock if the Restricted Stock Unit vests. This Award is made in consideration of the services to be rendered by the Participant to the Company, without the payment of any consideration other than the Participant’s services to the Company. The Award is being made pursuant to Section 8 of the Plan and is subject to and conditioned upon the terms and conditions of the Plan and the terms and conditions set forth in this Agreement and the Notice. Any inconsistency between the Notice or this Agreement and the terms and conditions of the Plan will be resolved in accordance with the Plan. The terms and provisions of the Plan as it may be amended from time to time are hereby incorporated herein by reference. The Plan is discretionary and may be amended, cancelled or terminated by the Company at any time, in its sole discretion. This grant of the Award does not create any contractual right or other right to receive any other Awards in the future.

1.2    Dividend Equivalents. If cash or stock dividends are declared by the Board of Directors on shares of Common Stock on or after the Grant Date and prior to the date on which the Vested Units (as defined below) are settled in accordance with Section 4.2 below, the Restricted Stock Units will accrue Dividend Equivalents on the shares of Common Stock underlying Restricted Stock Units, whether such Restricted Stock Units are vested or unvested, which Dividend Equivalents shall be subject to vesting and forfeiture on the same terms and conditions as the underlying Restricted Stock Units. Such Dividend Equivalents will be in an amount of cash or stock per Restricted Stock Unit equal to the cash or stock dividend paid with respect to a share of outstanding Common Stock and shall be credited on the declaration date applicable to shares of Common Stock. The Dividend Equivalents accrued will be paid to the Participant with respect to all Vested RSUs in accordance with Section 4.2 below. Dividend Equivalents accrued on shares of Common Stock underlying Restricted Stock Units that do not vest and are forfeited shall be forfeited for no consideration on the date such Restricted Stock Unit is forfeited.

1.3    Vesting. Except as otherwise provided herein, provided that the Participant remains in Continuous Service through the applicable vesting date, the Restricted Stock Units will vest in accordance with vesting schedule set forth in the Notice. The period over which the Restricted Stock Units vest is referred to as the “Restricted Period”.

1.4    Treatment upon a Change in Control. At the Effective Time (as defined in that certain Agreement and Plan of Merger by and among the Company, Columbia Banking System, Inc. (“Columbia”) and Cascade Merger Sub, Inc., dated as of October 11, 2021 (the “Merger Agreement”)), the Restricted Stock Units will be converted into a restricted stock unit denominated in shares of Columbia common stock, as set forth in Section 1.8(a)(ii) of the Merger Agreement. If the Participant’s Continuous Service with the Company or successor entity (including Columbia) is terminated by the
Restricted Stock Unit Award Agreement

Company or successor entity without Cause or by the Participant for Good Reason (as defined in the Notice), in each case within twenty-four months following the Closing Date (as defined in the Merger Agreement), all Restricted Stock Units and any Dividend Equivalents credited with respect to such Restricted Stock Units shall vest as of the date of such event and shall be distributed in accordance with Section 4.2 of this Agreement.

2.    REPRESENTATIONS OF THE PARTICIPANT

    2.1    No Representations by or on Behalf of the Company. The Participant is not relying on any representation, warranty or statement made by the Company or any agent, employee or officer, director, shareholder or other controlling person of the Company regarding this Award or the Company’s stock.

    2.2.    No Tax Advice. The Company has advised the Participant to seek the Participant’s own tax and financial advice with regard to the federal and state tax considerations resulting from the Participant’s receipt of the Award or shares of the Company’s stock pursuant to the Award. The Participant understands that he or she is solely responsible for the payment of all federal and state taxes resulting from this Restricted Stock Award. With respect to Tax Withholding Amounts, the Company has all of the rights specified in Section 5 of this Agreement and has no obligations to the Participant except as expressly stated in Section 5 of this Agreement.

3.    GENERAL RESTRICTIONS OF TRANSFERS OF UNVESTED SHARES

    3.1    No Transfers of Unvested Shares. The Participant agrees for himself or herself, his or her executors, administrators and other successors in interest that during the Restricted Period none of the Restricted Stock Units or shares of Common Stock underlying the Restricted Stock Units (“Unvested Shares”), nor any interest therein, may be voluntarily or involuntarily sold, encumbered, transferred, assigned, donated, pledged, hypothecated or otherwise disposed of, gratuitously or for consideration prior to their vesting in accordance with the Vesting Schedule set forth in the Notice and settlement in accordance with Section 4.2 of this Agreement.

    3.2    Invalid Transfers. Any attempt to assign, alienate, pledge, attach, sell or otherwise transfer or encumber the Restricted Stock Units or Unvested Shares or the rights relating thereto during the Restricted Period shall be wholly ineffective and, if any such attempt is made, the Restricted Stock Units and Unvested Shares will be forfeited by the Participant and all of the Participant’s rights to such Restricted Stock Units and Unvested Shares shall immediately terminate without any payment or consideration by the Company.

4.    FORFEITURE; SETTLEMENT

    4.1    Forfeiture Events. Except as otherwise provided in the Notice or this Agreement, if the Participant’s Continuous Service terminates (a “Forfeiture Event”) for any reason at any time before all of his or her Shares have vested, the unvested Restricted Stock Units shall be automatically forfeited upon such termination of Continuous Service and all of the Participant’s rights to such Restricted Stock Units shall immediately terminate without any payment or consideration by the Company.

    4.2    Settlement of Restricted Stock Units. As soon as practicable (but no later than thirty (30) days) following the vesting date of any Restricted Stock Units, the Company shall either deliver or evidence book-entry registration to the Participant, or his or her beneficiary, without charge, one share of Common Stock for each such vested Restricted Stock Unit (“Vested Unit”) and any Dividend Equivalents credited with respect to each such Vested Unit in accordance with this Agreement. No
Restricted Stock Unit Award Agreement

fractional shares of Common Stock shall be issued or registered in settlement of the Restricted Stock Units.

5.    TAX LIABILITY AND WITHHOLDING

5.1    The Participant shall be required to pay to the Company, and the Company shall have the right to deduct from any compensation paid to the Participant pursuant to the Plan, the amount of any required withholding taxes in respect of the Restricted Stock Units and to take all such other action as the Committee deems necessary to satisfy all obligations for the payment of such withholding taxes. The Committee may permit the Participant to satisfy any federal, state or local tax withholding obligation by any of the following means, or by a combination of such means:

(i)tendering a cash payment.

(ii)authorizing the Company to withhold shares of Common Stock otherwise issuable or deliverable to the Participant as a result of the vesting of the Award; provided, however, that no shares of Common Stock shall be withheld with a value exceeding the minimum amount of tax required to be withheld by law.

(iii)delivering to the Company previously owned and unencumbered shares of Common Stock.

5.2    Notwithstanding any action the Company takes with respect to any or all income tax, social insurance, payroll tax, or other tax-related withholding (“Tax-Related Items”), the ultimate liability for all Tax-Related Items is and remains the Participant's responsibility and the Company (a) makes no representation or undertakings regarding the treatment of any Tax-Related Items in connection with the grant, vesting or settlement of the Restricted Stock Units or the subsequent sale of any shares; and (b) does not commit to structure the Award to reduce or eliminate the Participant's liability for Tax-Related Items.

6.    MISCELLANEOUS PROVISIONS

    6.1    No Rights to Continued Employment or Service. Nothing contained herein or in the Plan shall confer upon Participant any right to continue in his or her position, and the Company reserves all rights to discharge, demote or remove Participant for any reason whatsoever, with or without cause, as an at will employee or director, subject to the terms of any other written agreement that may exist between the Company and the Participant.

    6.2    Amendment and Modification. This Agreement may be amended, modified and supplemented only by written agreement of all of the parties hereto.

    6.3    Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by the Participant without the prior written consent of the Company.

    6.4    No Rights as a Stockholder. The Participant has no voting or other ownership rights in the Company arising from the award of Restricted Stock Units under this Agreement.

    6.5    Governing Law. This Agreement and the rights and obligations of the parties hereunder shall be governed by and construed in accordance with the internal laws of the State of Oregon applicable to the construction and enforcement of contracts wholly executed in Oregon by residents of Oregon and
Restricted Stock Unit Award Agreement

wholly performed in Oregon. Subject to Section 6.7, any action or proceeding brought by any party hereto shall be brought only in a state or federal court of competent jurisdiction located in Multnomah County in the State of Oregon and all parties hereto hereby submit to the in personal jurisdiction of such court for purposes of any such action or procedure.

    6.7.    Arbitration. The parties agree to submit any dispute arising under this Agreement to final, binding, private arbitration in Portland, Oregon. This includes not only disputes about the meaning or performance of the Agreement, but disputes about its negotiation, drafting, or execution. The dispute will be determined by a single arbitrator in accordance with the then-existing rules of arbitration procedure of Multnomah County, Oregon Circuit Court, except that there shall be no right of de novo review in Circuit Court and the arbitrator may charge his or her standard arbitration fees rather than the fees prescribed in the Multnomah County Circuit Court arbitration procedures. The proceeding will be commenced by the filing of a civil complaint in Multnomah County Circuit Court and a simultaneous request for transfer to arbitration. The parties expressly agree that they may choose an arbitrator who is not on the list provided by the Multnomah County Circuit Court Arbitration Department, but if they are unable to agree upon the single arbitrator within ten days of receipt of the Arbitration Department list, they will ask the Arbitration Department to make the selection for them. The arbitrator will have full authority to determine all issues, including arbitrability, to award any remedy, including permanent injunctive relief, and to determine any request for costs and expenses in accordance with Section 6.7 of this Agreement. The arbitrator’s award may be reduced to final judgment in Multnomah County Circuit Court. The complaining party shall bear the arbitration expenses and may seek their recovery if it prevails. Notwithstanding any other provision of this Agreement, an aggrieved party may seek a temporary restraining order or preliminary injunction in Multnomah County Circuit Court to preserve the status quo during the arbitration proceeding.

    6.8    Attorney Fees. If any suit, action, or proceeding is instituted in connection with any controversy arising out of this Agreement or the enforcement of any right hereunder, the prevailing party will be entitled to recover, in addition to costs, such sums as the court or arbitrator may adjudge reasonable as attorney fees, including fees on any appeal.

    6.9    Headings. The headings of the sections and subsections of this Agreement are inserted for convenience only and shall not constitute a part hereof.

    6.10    Entire Agreement. This Agreement and the Plan embody the entire agreement and understanding of the parties in respect of the subject matter contained herein and supersede all prior written or oral communications or agreements all of which are merged herein. There are no restrictions, promises, warranties, covenants, or undertakings, other than those expressly set forth or referred to herein.

    6.11    No Waiver. No waiver of any provision of this Agreement or any rights or obligations of any party hereunder shall be effective, except pursuant to a written instrument signed by the party or parties waiving compliance, and any such waiver shall be effective only in the specific instance and for the specific purpose stated in such writing.

    6.12    Severability of Provisions. In the event that any provision hereof is found invalid or unenforceable pursuant to judicial decree or decision, the remainder of this Agreement shall remain valid and enforceable according to its terms.

    6.13    Notices. All notices or other communications pursuant to this Agreement shall be in writing and shall be deemed duly given if delivered personally or by courier service, or if mailed by certified mail, return receipt requested, prepaid and addressed to the Company’s executive offices to the attention of the Corporate Secretary, or if to the Participant, to the address maintained by the personnel department, or such other address as such party shall have furnished to the other party in writing.
Restricted Stock Unit Award Agreement

    6.14    Compliance with Law. The issuance and transfer of shares of Common Stock shall be subject to compliance by the Company and the Participant with all applicable requirements of federal and state securities laws and with all applicable requirements of any stock exchange on which the Company’s shares of Common Stock may be listed.

    6.15    Interpretation. Any dispute regarding the interpretation of this Agreement shall be submitted by the Participant or the Company to the Committee for review. The resolution of such dispute by the Committee shall be final and binding on the Participant and the Company.

    6.16    Defined Terms. Capitalized terms that are used but not defined herein have the meaning ascribed to them in the Plan.

6.17    Section 409A. The Award is intended to comply with Section 409A of the Code or an exemption thereunder and shall be construed and interpreted in a manner that is consistent with the requirements for avoiding additional taxes or penalties under Section 409A of the Code. Any payments or benefits under this Agreement that are due within the “short-term deferral period” as defined in Section 409A of the Code shall not be treated as deferred compensation unless Applicable Laws require otherwise. Notwithstanding anything to the contrary in the Plan or this Agreement, no payment or distribution under this Agreement that constitutes an item of deferred compensation under Section 409A of the Code and becomes payable by reason of the Participant’s termination of employment or service with the Company will be made to the Participant until the Participant’s termination of employment or service constitutes a “separation from service” within the meaning of Section 409A of the Code. Notwithstanding anything to the contrary in the Plan or this Agreement, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, amounts that would otherwise be payable and benefits that would otherwise be provided during the six (6) month period immediately following the Participant’s termination of employment shall instead be paid on the first business day after the date that is six (6) months following the Participant’s separation from service (or upon the Participant’s death, if earlier). In addition, each amount to be paid or benefit to be provided to the Participant, which constitutes deferred compensation subject to Section 409A of the Code, shall be construed as a separate identified payment for purposes of Section 409A of the Code. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A of the Code and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Participant on account of non-compliance with Section 409A of the Code.

6.18    No Impact on Other Benefits. The value of the Restricted Stock Units is not part of the Participant’s normal or expected compensation for purposes of calculating any severance, retirement, welfare, insurance or similar employee benefit.
Restricted Stock Unit Award Agreement